Exhibit 10

COINSURANCE AGREEMENT

Between

ING USA ANNUITY AND LIFE INSURANCE COMPANY

And

SECURITY LIFE OF DENVER INSURANCE COMPANY

Effective Date: May 1, 2005

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COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT (the “Agreement”), is made and entered into as of May 1, 2005 (the “Effective Date”) between Security Life of Denver Insurance Company, a Colorado-domiciled life insurance company (the “Reinsurer”) and ING USA Annuity and Life Insurance Company, an Iowa-domiciled life insurance company (the “Company”).

WHEREAS, the Company wishes to cede to the Reinsurer, and the Reinsurer wishes to indemnity reinsure, on a one-hundred percent (100%) coinsurance basis, the Covered Contracts (as hereinafter defined); and

WHEREAS, the Reinsurer wishes the Company to perform, or cause the performance of, certain administrative functions with respect to the Covered Contracts;

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“180-Day Treasury Rate” means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Actuary” has the meaning set forth in Section 9.3(c) of this Agreement.

“Affiliates” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any constitution, code, statute, law, applicable court decision, ordinance, regulation, writ, injunction, rule, established principle of common law, decree or administrative ruling of any Governmental Authority applicable to a Person or any such Person’s subsidiaries, properties, or assets, or to such Person’s officers, directors, employees, managing directors, agents, advisors and other representatives.

“Appraisal Value” has the meaning set forth in Section 9.3(f) of this Agreement.

“Books and Records” means all records and databases and other data and information (in whatever form maintained) of the Reinsurer relating to the Covered Contracts.

“Commissioner” means the Insurance Commissioner of the State of Iowa.

“Company” has the meaning set forth in the preamble.

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“Confidential Information” means all documents and information concerning one party, any of its Affiliates, the Reinsured Liabilities or the Covered Contracts, including any information relating to any person who is a beneficiary directly or indirectly under the Covered Contracts, furnished to the other party or such other party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which: (a) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a party hereto or by any representative of a party hereto; (b) was available on a nonconfidential basis from a source other than the parties hereto or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a party hereto; or (c) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

“Covered Contracts” means (i) all contracts that are listed on Schedule 1.1(a) hereto.

“Day” or “day” means calendar day.

“Effective Date” means the effective date shown in the preamble of this Agreement.

“Election Notice” has the meaning set forth in Section 9.3(a) of this Agreement.

“Extra Contractual Obligations” means all liabilities or obligations arising under or relating to the Covered Contracts, exclusive of liabilities or obligations arising under the express terms and conditions of the Covered Contracts and the Liabilities, but including, without limitation, any liability for fines, penalties, forfeitures, punitive, special, consequential, exemplary or any other form of extra-contractual damages, which liabilities or obligations arise from any actual or alleged act, error or omission, whether or not intentional, negligent, or in bad faith by or otherwise relating to: (a) the marketing, sale, underwriting, production, issuance, cancellation or administration of the Covered Contracts; (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Covered Contracts; or (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Covered Contracts. For greater clarity, “Extra Contractual Obligations” shall include all obligations arising out of any pending litigation or arising out of acts, error or omissions occurring (or, in the case of omissions, failing to occur) at any time prior to, on or after the Effective Date by the Company, the Reinsurer or any other Person.

“Governmental Authority” means any government or political subdivision, board, commission, court, administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“Liabilities” means all gross liabilities and obligations arising out of or relating to the Covered Contracts (excluding Extra Contractual Obligations) whether incurred before or after the Effective Date, including, without limitation: (a) the Reserves; (b) all liabilities for benefits or unearned premiums arising under or relating to the Covered Contracts, whether or not included within the Reserves; (c) all liabilities arising out of any changes to the terms and

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conditions of the Covered Contracts mandated by Applicable Law; (d)  commissions payable with respect to the Covered Contracts to or for the benefit of the producers or intermediaries who marketed or produced the Covered Contracts; (e) all liabilities for amounts payable for returns or refunds of premiums and (f) all unclaimed property liabilities arising under or relating to the Covered Contracts.

“Person” means any natural person, corporation, partnership, firm, association, joint-stock company, limited liability company, trust, estate, governmental, judicial or regulatory body, business unit, division, joint venture or other entity.

“Premiums” means premiums, considerations, deposits and similar receipts with respect to the Covered Contracts.

“Recapture Ceding Commission” has the meaning set forth in Section 9.3(e) of this Agreement.

“Recapture Date” has the meaning set forth in Section 9.3(b) of this Agreement.

“Recapture Fee” has the meaning set forth in Section 9.3(d) of this Agreement.

“Recaptured Business” has the meaning set forth in Section 9.3(c) of this Agreement.

“Reinsurer” has the meaning set forth in the preamble.

“Reserves” means the aggregate amount of reserves and other liabilities with respect to the Covered Contracts that are required by SAP.

“SAP” means the statutory accounting practices prescribed or permitted by the insurance department of the State of Iowa.

“Termination Date” means the date on which this Agreement is terminated in accordance with the terms and conditions of Article IX hereof.

“Transferred Assets” has the meaning set forth in Section 3.1(a) of this Agreement.

“Treasury Regulations” means Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Internal Revenue Code or other federal tax statutes.

“Triggering Event” means any of the following occurrences:

(i)                        the existence of an insolvency, rehabilitation, conservation or comparable proceeding by or against the Reinsurer;

(ii)                       there has been a material breach of this Agreement by the Reinsurer and such breach has not been cured within thirty (30) days after notice;

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(iii)                      the Company is denied credit on its financial statements in any jurisdiction (except for New York) with respect to the reinsurance provided by the Reinsurer, and the Reinsurer does not take all commercially reasonable steps necessary to enable the Company to obtain credit on its financial statements within thirty (30) days of the Reinsurer’s receipt of written notice from the Company as to the occurrence described herein; provided that the Reinsurer shall not be required to (a) create or establish a qualifying trust arrangement under New York law or (b) establish a letter of credit to enable the Company to receive reserve credit in New York if such action is required as a result of a merger, consolidation, reorganization or other similar transaction of the Company.

ARTICLE II

BASIS OF COINSURANCE AND BUSINESS COINSURED

Section 2.1.	Coinsurance.

(a)               Subject to the terms and conditions of this Agreement, the Company hereby cedes on a coinsurance basis to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to assume and indemnity reinsure on a coinsurance basis as of the Effective Date, one hundred percent (100%) of all Liabilities arising under or relating to the Covered Contracts. This Agreement is an agreement for indemnity reinsurance solely between the Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or reduced as provided herein.

(b)               On and after the Effective Date, the Reinsurer will have the responsibility for paying to or on behalf of the Company, as and when due, all Liabilities arising under or attributable to the Covered Contracts.

(c)               Reserves. On and after the Effective Date, the Reinsurer shall establish and maintain as a liability on its statutory financial statements, Reserves for the Covered Contracts ceded hereunder, calculated consistent with (a) the reserve requirements, SAP and actuarial principles applicable to the Company under Iowa Law; and (b) otherwise in accordance with any valuation bases and methods of determining Reserves that may be provided in the Covered Contracts. The Reinsurer shall provide the Company, no later than forty-five (45) Days after the end of each calendar year, with copies of all actuarial opinions and actuarial memoranda and all reserve evaluations pertaining to the Reserves for the Covered Contracts. The Company agrees that the Reserves that it establishes and maintains on its statutory financial statements filed with the State of Iowa with respect to the Covered Contracts shall be consistent with the Reserves established by the Reinsurer.

ARTICLE III

TRANSFER OF ASSETS; ACCOUNTING; ADMINISTRATION

Section 3.1.	Payments by the Company.

(a)               As consideration for the Reinsurer’s agreement to provide reinsurance of the Liabilities under the Covered Contracts at the Effective Date, the Company is transferring, on

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the Effective Date, to the Reinsurer, as an initial reinsurance premium, the assets set forth on Schedule 3.1 (the “Transferred Assets”) and cash having a value as determined on Schedule 3.1.

(b)               The Reinsurer shall be entitled, as additional reinsurance premium, to immediate payment of amounts equal to Premiums received by the Company on and after the Effective Date that are attributable to the Covered Contracts.

(c)               To the extent that the Company recovers amounts from any third party relating to the business attributable to the Covered Contracts (including, without limitation, Premiums in arrears from a policyholder or ceding company with respect to a reinstated Covered Contract, litigation recoveries, premium and reinsurance recoverables), the Company shall, immediately upon receipt of any such amounts, transfer such amounts to the Reinsurer and provide the Reinsurer with any pertinent information that the Company may have relating thereto.

Section 3.2.            Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the 180-Day Treasury Rate then in effect. For purposes of this Section 3.2, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, (i) a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision, and (ii) interest will not accrue on any payment due the Reinsurer hereunder unless the delayed settlement thereof was caused by the Company.

Section 3.3.            Offset and Recoupment Rights. Any debits or credits incurred on and after the Effective Date in favor of or against either the Company or Reinsurer with respect to this Agreement shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 3.3 shall apply notwithstanding the existence of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Company or the Reinsurer.

Section 3.4.            Administration. The Company will administer, or cause the administration of, the Covered Contracts and provide quarterly accountings with respect thereto to the Reinsurer.

ARTICLE IV

REINSURANCE CREDIT

Section 4.1.            Licenses. At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law or otherwise take all commercially reasonable action that may be necessary (i) so that the Company shall receive full reserve credits for reinsurance ceded under this Agreement in the statutory financial statement filed with the Commissioner, and in statutory financial statements required to be filed with regulatory authority(ies) in such other jurisdictions in which the Company must file such statements, and (ii) to perform its obligations hereunder. Notwithstanding the preceding sentence to the contrary, the Reinsurer shall not be required to (a) create or establish a qualifying trust arrangement under New York law or (b) establish a letter of credit to enable the Company to receive reserve credit in New York if such action is required as a result of a merger, consolidation, reorganization or other similar transaction of the Company.

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Section 4.2.            Reports. At the Company’s request, the Reinsurer shall provide the Company with its annual and quarterly statutory financial statements filed with state insurance regulators and a copy of its audited statutory financial statements along with the audit report thereon.

ARTICLE V

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

Section 5.1.            Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided, further, that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified, both parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

Section 5.2.            Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 5.3.            Regulatory Matters. If the Company or the Reinsurer receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Covered Contracts, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE VI

DAC TAX

Section 6.1.	Election.

(a)               All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Internal Revenue Code (the “Code”).

(b)               Each of the Company and the Reinsurer acknowledges that it is subject to taxation under Subchapter L of the Code and hereby makes the election contemplated by Section 1.848-2(g)(8) of the Treasury Regulations with respect to this Agreement. Each of the Company and the Reinsurer (i) agrees that such election is effective for the taxable year of each party that includes the Effective Date and for all subsequent years during which this Agreement remains in effect and (ii) warrants that it will take no action to revoke the election.

(c)               Pursuant to Section 1.848-2(g)(8) of the Treasury Regulations, each of the Company and the Reinsurer hereby agrees (i) to attach a schedule to its federal income tax return for its first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Section 1.848-2(g)(8) has been made, (ii)

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that the party with net positive consideration for this Agreement for each taxable year will capitalize its specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code, and (iii) to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service. The Company shall prepare and execute duplicate copies of the schedule described in the preceding sentence as soon as practicable after the Effective Date and submit them to the Reinsurer for execution. The Reinsurer shall execute the copies and return one of them to the Company within thirty (30) days of the receipt of such copies.

(d)               The Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Company stating that the Company shall report such net consideration in its federal income tax return for the preceding taxable year.

(e)               The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days after the date on which the Reinsurer receives the Company’s calculation. If the Reinsurer does not so notify the Company, the Reinsurer shall report the net consideration under this Agreement as determined by the Company in the Reinsurer’s federal income tax return for the preceding taxable year.

(f)                If Reinsurer contests the Company’s calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which the Reinsurer submits its alternative calculation. If Reinsurer and the Company reach an agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

If, during such period, Reinsurer and the Company are unable to reach an agreement, they shall promptly thereafter cause a mutually agreed upon independent accounting firm (the “Independent Accountants”) to promptly review (which review shall commence no later than five (5) days after the selection of the Independent Accountants) this Agreement and the calculations of Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Independent Accountants shall consider only those items or amounts in the Company’s calculation as to which the Reinsurer has disagreed.

The Independent Accountants shall deliver to Reinsurer and the Company, as promptly as practicable (but no later than thirty (30) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Company’s calculation delivered pursuant to Section 6.1(d) and the amount thereof shown in Reinsurer’s calculation delivered pursuant to Section 6.1(e). Such report shall be final and binding upon Reinsurer and the Company. The fees, costs and expenses of the Independent Accountants shall be borne equally by Reinsurer and the Company.

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ARTICLE VII

ARBITRATION

Section 7.1.	Arbitration.

(a)               After the Effective Date, any dispute between the parties with respect to the calculation of amounts that are to be calculated, reported, or that may be audited pursuant to this Agreement (other than disputes relating to: (i) the assets to be transferred to the Reinsurer, (ii) calculations relating to DAC tax, which shall be resolved in accordance with Article VI hereof, (iii) matters relating to whether a Triggering Event has occurred, or (iv) matters relating to indemnification which shall be resolved in accordance with Article X hereto), shall be decided through negotiation and, if necessary, arbitration as set forth in Section 7.2.

(b)               The parties intend this Section 7.1 to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act that are subsequently adopted. In the event that either party refuses to submit to arbitration as required by Section 7.1(a), the other party may request the court specified in Section 11.5 to compel arbitration in accordance with the Federal Arbitration Act.

Section 7.2.	Arbitration Procedure.

The Company and Reinsurer intend that any dispute between them arising under this Agreement (excluding those disputes identified in Section 7.1(a)) be resolved without resort to any litigation. Accordingly, the Company and Reinsurer agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be so resolved by them within sixty (60) days (or such longer period as the parties may agree) after commencing such negotiations, the Company and Reinsurer agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the Commercial Arbitration Rules of the American Arbitration Association.

The arbitration hearing will be before a panel of three disinterested arbitrators, each of whom must be a present or former officer of a life insurance or reinsurance company familiar with the reinsurance business, or other professionals with experience in life insurance or reinsurance, provided that such professionals shall not have performed services for either party within the previous five (5) years, and provided further that no arbitrator shall be a former employee of the Company, the Reinsurer or any of their Affiliates. The Company and Reinsurer will each appoint one arbitrator by written notification to the other party within thirty (30) days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty (60) days after the date of the mailing of the notification initiating arbitration.

If either the Company or Reinsurer fails to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association will appoint the necessary arbitrators within thirty (30) days after the request to do so.

The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in

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dispute between the parties, the arbitrators may base their decision on the customs and practices of the life insurance and life reinsurance industry together with an interpretation of the law. The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators. The arbitrators will determine the place of arbitration. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, except that (at the request of either the Company or Reinsurer) any award of the arbitrators may be confirmed (or, if appropriate, vacated) by a judgment entered by the court specified in Section 11.4. No such award or judgment will bear interest except as provided in Section 3.2. In no event may the arbitrators award punitive or exemplary damages. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

ARTICLE VII

INSOLVENCY

Section 8.1.            Insolvency of the Company. In the event of the insolvency of the Company, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its statutory liquidator, receiver or statutory successor on the basis of the liability of the Company under the Covered Contracts without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Covered Contract within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE IX

DURATION; recapture

Section 9.1.            Duration. This Agreement shall continue in force until such time as (i) the Company’s liability with respect to all Covered Contracts reinsured hereunder is terminated in accordance with their respective terms, or the Company has elected to recapture the reinsurance of Covered Contracts following the occurrence of a Triggering Event, and (ii) the Company has received payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 9.1 imply any unilateral right of the Reinsurer to terminate this Agreement; provided, however, that in the event that the Company fails to timely pay any material amount due the Reinsurer hereunder, and such amount remains unpaid for thirty (30) days, the Reinsurer shall have the right to terminate reinsurance hereunder; provided, however, that the Reinsurer shall have provided to the Commissioner ninety (90) days’ written notice prior to such termination. In such case, the provisions of Section 9.3 shall apply as if the Termination Date were a Recapture Date and the Reinsurer shall be relieved of all liability under this Agreement to make future payments to the Company.

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Section 9.2.            Survival. Notwithstanding the other provisions of this Article IX, the terms and conditions of Articles I, VI and X and the provisions of Sections 11.1, 11.4, 11.6, 11.9, 11.10 and 11.12 shall remain in full force and effect after the Termination Date.

Section 9.3.	Recapture.

(a)               Upon the occurrence of a Triggering Event, the Company shall have the right to recapture all, and not less than all, of the reinsurance ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect recapture. The Company shall give the Reinsurer written notice (the “Election Notice”) specifying (x) the grounds for the exercise of its remedies pursuant to this Section 9.3 and (y) the fact of recapture and the effective date of recapture.

(b)               Any recapture by the Company shall not be deemed to have been consummated until (i) the Company has delivered the Election Notice and (ii) the Company has received the payment of the entire Recapture Fee as determined in Section 9.3(c) (the “Recapture Date”).

(c)               The amount of the Recapture Fee shall be determined in accordance with the formula set forth below by a nationally recognized actuarial consulting firm mutually agreed upon by the Company and the Reinsurer (the “Actuary”).

(d)               The “Recapture Fee” shall be equal to (A) + (B) –(C) where (A) is the Reserves on the Covered Contracts as of the Recapture Date, (B) is the amount of fees and costs of the Actuary for its work in calculating the Recapture Fee and of any outside attorneys or other outside consultants advising the Company in connection with the recapture and (C) is the amount of Recapture Ceding Commission as determined below.

(e)               The “Recapture Ceding Commission” shall be equal to the Appraisal Value of the Covered Contracts subject to recapture (the “Recaptured Business”) as of the Recapture Date, adjusted for taxes as provided below.

(f)                The “Appraisal Value” of the Recaptured Business shall be equal to the present value (calculated at an interest rate equal to LIBOR plus 10%) as of the Recapture Date of the following values for the Recaptured Business: (a) After Tax Statutory Profits, plus (b) After Tax Interest on Required Surplus, minus or plus (c) the increase or decrease in Required Surplus, minus (d) the Required Surplus of the Recapture Date.

(g)               For purposes of Section 9.3, “Required Surplus” shall be calculated on the assumption that Total Adjusted Capital to Company Action Level RBC, in each case with respect to the Recaptured Business, shall be 200 percent (Both Total Adjusted Capital and Company Action Level RBC shall be determined as provided in the Risk-Based Capital (RBC) Model Act or the NAIC’s rules with respect thereto.) In fixing the other values required by the above formula, the Actuary shall use its best estimates of future mortality, earned and credited interest rates, lapses and surrenders, premium persistency, producer compensation, other taxes, licenses and fees; provided however, that the Actuary shall assume that the unit cost of providing administrative services for the Recaptured Business shall be the amount that would be charged by an unaffiliated third-party administrator and shall increase by three percent per year over the estimated cost of such services for the twelve months immediately following the Recapture Date.

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(h)               The Recapture Ceding Commission shall be calculated net of any Federal or state income Tax credits and charges incurred by the Company as a result of the recapture of the Recaptured Business. If the Code provisions in effect as of the Closing are in effect at the time of the recapture, the Company shall take into account a tax credit for (a) the Recapture Ceding Commission adjusted for the difference between statutory and tax reserves and (b) the present value of the tax charge for the DAC Taxes (determined under Section 848 of the Code) generated by the recapture. The present value of the DAC Tax charge shall be calculated at an interest rate equal to LIBOR plus 10% and shall take into account the amount and timing of anticipated Tax deductions attributable to amortization of specified policy acquisition costs pursuant to Section 848 of the Code. The Recapture Ceding Commission would equal the Appraisal Value net of such credits and charges.In the event that the Code is amended prior to a Recapture Date, the Actuary shall make the appropriate adjustment (if any) to the calculations set forth in the preceding paragraph in order to preserve the parties’ intent that the Recapture Ceding Commission be calculated net of any Federal or state income tax credits as a result of the recapture.

ARTICLE X

CLAIMS PAYMENT

Section 10.1.          Claims Payment. The Company shall notify the Reinsurer of any payments made or owed under the Covered Contracts and shall provide, if requested by the Reinsurer, relevant information respecting such payments and an itemized statement of the amounts paid and owed. Upon receipt of such notice, the Reinsurer shall promptly but in any event within thirty (30) days reimburse the Company for the reinsured portion of all payments under the Covered Contracts.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified, postage prepaid, or by overnight courier with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

To Reinsurer:	Security Life of Denver Insurance Company

1290 Broadway

Denver, Colorado 80203

Attention: Chief Financial Officer

With a concurrent

copy to:	B. Scott Burton
Corporate General Counsel

ING North America Insurance Corporation

5780 Powers Ferry Road

Atlanta, Georgia 30327

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To Company:	ING USA Annuity and Life Insurance Company

909 Locust Street

Des Moines, Iowa 50309

Attention: Chief Financial Officer

With a copy to:	B. Scott Burton
Corporate General Counsel

ING North America Insurance Corporation

5780 Powers Ferry Road

Atlanta, Georgia 30327

Section 11.2.          Entire Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement and other documents delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements understanding negotiations, discussions, whether oral or written, of the parties.

Section 11.3.          Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 11.4.          Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in Iowa, over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party may be subject, by suit upon such judgment.

Section 11.5.          No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.6.          Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, actuaries and other representatives.

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Section 11.7.          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

Section 11.8.          Severability; Waiver. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. The failure of either party to enforce any part of this Agreement will not constitute a waiver by such party of its right to do so, nor will it be deemed to be an act of ratification or consent. No waiver, modification or amendment of any provision of this Agreement, including any change to any Schedule to this Agreement, shall be effective unless specifically made in writing and duly signed by the parties. No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this Agreement will be construed to be a waiver by such party of any other or subsequent violation or default of this Agreement. No prior transactions or dealings between the parties will be deemed to establish any custom or usage waiving or modifying any provision hereof.

Section 11.9.          Waiver of Jury Trial; Multiplied and Punitive Damages. Each of the parties hereto irrevocably waives, with respect to any first party action filed by the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) (i) any and all right to trial by jury, and (ii) any right to punitive, incidental, consequential or multiplied damages, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

Section 11.10.       Treatment of Confidential Information. The parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the parties will keep confidential and will not use or disclose the other party’s Confidential Information and the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority, the Securities and Exchange Commission or any other Governmental Authority.

Section 11.11.       Assignment. No party hereto may assign this Agreement or any of its obligations hereunder without the prior written consent of the other parties; provided, however, that this Agreement shall inure to the benefit of and bind those who, by operation of law, become successors to the parties, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor, merged or consolidated entity.

Execution

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Execution

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective May 1, 2005.

SECURITY LIFE OF DENVER INSURANCE COMPANY

By: /s/     Boyd G. Combs                                    ___

Name:     Boyd G. Combs

Title:       Senior Vice President, Tax

By: /s/     David S. Pendergrass                         ___

Name:     David S. Pendergrass

Title:       Vice President and Treasurer

ING USA ANNUITY AND LIFE

INSURANCE COMPANY

By: /s/     Boyd G. Combs                                    ___

Name:     Boyd G. Combs

Title:       Senior Vice President, Tax

By: /s/     David S. Pendergrass                         ___

Name:     David S. Pendergrass

Title:       Vice President and Treasurer

Execution

Schedule 1.1(a)

Covered Contracts

						Non-deduc
	Count	Fund Value	Stat Reserve	Ratio	Tax Reserve	Ratio
Deferred Annuities - MYGA

as of 3/31/04
Issue year 2001		939,242,449	922,357,261	98.20%
Issue year 2002		1,272,546,779	1,233,579,419	96.94%
Issue year 2003		328,567,040	308,894,856	94.01%
Total		2,540,356,268	2,464,831,536	97.03%

as of 6/30/04
Issue year 2001		942,441,254	926,607,600	98.32%	922,706,375	-0.42%
Issue year 2002		1,272,292,766	1,234,585,846	97.04%	1,229,937,774	-0.38%
Issue year 2003		327,720,213	306,175,878	93.43%	306,142,954	-0.01%
Total		2,542,454,233	2,467,369,324	97.05%	2,458,787,104	-0.35%
change in period		0.08%	0.10%	0.02%

as of 9/30/04
Issue year 2001	14,457	945,986,156	931,767,631	98.50%	927,717,461	-0.43%
Issue year 2002	18,948	1,272,986	1,237,812,855	97.24%	1,232,436,544	-0.43%
Issue year 2003	6,017	322,101,578	298,883,327	92.79%	298,803,454	-0.03%
Total	39,422	2,541,065,720	2,468,463,813	97.14%	2,458,957,459	-0.39%
change in period		-0.05%	0.04%	0.10%

as of 12/31/04
Issue year 2001	14,316	947,520,511	934,999,590	98.68%	930,896,385	-0.44%
Issue year 2002	18,813	1,275,379,225	1,242,213,591	97.40%	1,236,715,668	-0.44%
Issue year 2003	5,895	317,790,321	293,823,966	92.46%	293,727,073	-0.03%
Total	39,024	2,540,690,057	2,471,037,147	97.26%	2,461,339,126	-0.39%
change in period	-1.01%	-0.01%	0.10%	0.12%

as of 3/31/05
Issue year 2001	14,182	949,628,400	938,172,876	98.79%	934,092,317	-0.43%
Issue year 2002	18,650	1,277,374,660	1,245,448,276	97.51%	1,239,833,042	-0.43%
Issue year 2003	5,784	311,452,366	287,933,633	92.57%	287,822,641	-0.03%
Total	38,616	2,538,455,426	2,471,554,785	97.36%	2,461,748,001	-0.40%
change in period	-1.05%	-0.09%	0.02%	0.11%

as of 5/1/05
Issue year 2001	14,148	951,227,141	939,944,398	98.82%	935,886,500	-0.43%
Issue year 2002	18,593	1,277,729,549	1,246,332,595	97.54%	1,240,674,687	-0.45%
Issue year 2003	5,747	309,831,967	286,390,742	92.60%	286,270,262	-0.04%
Total	38,488	2,538,788,657	2,472,667,734	97.40%	2,462,831,449	-0.40%
change in period	-0.33%	0.01%	0.07%	0.07%

Execution

Schedule 3.1

Transferred Assets

ASSET_CLASS2_ID	Data	Total
BIG Private	Count of SLD XFER?	9
	Sum of Adjusted BV_AI	$16,647,289
	Sum of WTD AVG DUR	2.62
	Sum of WTD AVG BOOK YIELD	7.52
	Sum of WTD AVG RW	13.48
	Sum of WTD AVG YTM	6.00
BIG Public	Count of SLD XFER?	48
	Sum of Adjusted BV_AI	$77,553,860
	Sum of WTD AVG DUR	6.09
	Sum of WTD AVG BOOK YIELD	6.56
	Sum of WTD AVG RW	13.75
	Sum of WTD AVG YTM	6.65
EMD	Count of SLD XFER?	62
	Sum of Adjusted BV_AI	$84,806,332
	Sum of WTD AVG DUR	8.15
	Sum of WTD AVG BOOK YIELD	7.13
	Sum of WTD AVG RW	12.86
	Sum of WTD AVG YTM	6.34
IG Corp	Count of SLD XFER?	441
	Sum of Adjusted BV_AI	$1,835,244,700
	Sum of WTD AVG DUR	6.31
	Sum of WTD AVG BOOK YIELD	5.40
	Sum of WTD AVG RW	8.41
	Sum of WTD AVG YTM	5.16
IG Private Corp	Count of SLD XFER?	36
	Sum of Adjusted BV_AI	$297,897,843
	Sum of WTD AVG DUR	5.78
	Sum of WTD AVG BOOK YIELD	5.85
	Sum of WTD AVG RW	10.00
	Sum of WTD AVG YTM	5.70
US Treasury & Agency	Count of SLD XFER?	11
	Sum of Adjusted BV AI	$216,239,301
	Sum of WTD AVG DUR	4.65
	Sum of WTD AVG BOOK YIELD	3.89
	Sum of WTD AVG RW	0.55
	Sum of WTD AVG YTM	4.25
Total Count of SLD XFER?		607
Total Sum of Adjusted BV_AI		$2,528,389,324
Total Sum of WTD AVG DUR		6.13
Total Sum of WTD AVG BOOK YIELD		5.43
Total Sum of WTD AVG RW		8.27
Total Sum of WTD AVG YTM		5.24

Cash		$ 198,000,000

Total transfer		$ 2,726,389,324